Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces Receipt of Nasdaq Notice Related to Listing Standards

Bristol, PA, April 5, 2006 – StoneMor Partners L.P. (NASDAQ: STON) announced that, on April 3, 2006, StoneMor received a Nasdaq Staff determination letter indicating that StoneMor failed to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) because StoneMor had not timely filed its Form 10-K for the fiscal year ended December 31, 2005, as previously disclosed in StoneMor’s press release dated March 31, 2006, and, therefore, StoneMor’s common units were subject to delisting from The Nasdaq National Market. Pursuant to Nasdaq Marketplace Rules, whenever the Staff of the Nasdaq Listing Qualifications Department determines that a company, the securities of which are listed on Nasdaq, does not meet a Nasdaq continued listing standard, including, but not limited to, the requirements set forth in Nasdaq Marketplace Rule 4310(c)(14), the Staff notifies the company of such non-compliance. Nasdaq Marketplace Rule 4310(c)(14) generally requires that all reports required to be filed with the SEC should be filed with Nasdaq on or before the date they are required to be filed with the SEC.

StoneMor has requested and been granted a hearing before a Nasdaq Listing Qualifications Panel, which automatically suspends the delisting of StoneMor’s common units pending the Panel’s decision. There can be no guaranty that the Panel will grant StoneMor’s request for continued listing. The letter also informed StoneMor that, as a result of the delinquent Form 10-K, Nasdaq will broadcast an indicator over its market data dissemination network noting StoneMor’s non-compliance with Nasdaq continued listing requirements.